Exhibit 10.12

                               USOL HOLDINGS, INC.
                               10300 Metric Blvd.
                               Austin, Texas 78758


                                  June 7, 2001



Mr. Robert G. Solomon
10300 Metric Blvd.
Austin, Texas  78758

Dear Rob:

         The purpose of this letter is to amend the Employment and Non-competition Agreement dated July 21, 1999 by and between USOL Holdings, Inc., an Oregon corporation (the "Company") (formerly USOL Holdings Inc, a Delaware corporation) and Robert G. Solomon (the "Agreement").

         The Agreement is hereby amended to provide that beginning on the date of this letter and continuing for a period of six months thereafter (the "Six-Month Period"), (i) that Employee shall no longer serve as the Chief Executive Officer of the Company, (ii) that Employee shall continue as an officer and employee of the Company and shall continue to perform the duties set forth in the Agreement, other than the duties of the Chief Executive Officer, but shall focus his efforts on the list of tasks which are attached as Exhibit A to this letter, (iii) that Employee shall report directly to the Board of Directors of the Company, and (iv) that, during the Six-Month Period, so long as Employee is a member of the Board of Directors, Employee shall continue to serve as Chairman of the Board.

         The parties agree that during the Six-Month Period, either party may terminate Employee's status as Chairman of the Board (but not as a director) and as an officer and employee, provided, however, that any such termination of Employee by the Company or by Employee during this period shall be deemed to be a "Termination Other Than For Cause" under the terms of the Agreement unless, notwithstanding the provisions of the Agreement, Employee engages in conduct during the Six-Month Period which is a gross and willful violation of his material duties under the Agreement, as amended, and Employee fails to cease such conduct within 30 days of receiving a written notice from the Board of Directors which describes the specific conduct.

         If either the Company or Employee terminates Employee's employment with the Company during the Six-Month Period, the Company and the members of the Board of Directors, shall take all reasonable action necessary to allow Employee to remain as a member of the Board of Directors throughout the duration of his present term, and, in the discretion of the Board, to consider him for subsequent renomination as a management nominee.

         Effective upon the termination of Employee's employment with the Company, if Employee is no longer a member of the Board of Directors, all options held by Employee for the purchase of stock of the Company, shall vest in their entirety and shall be exercisable for a period of one year after the termination of Employee's employment with the Company. However, if upon the termination of Employee's employment with the Company, Employee continues to serve on the Board of Directors of the Company, then all stock options held by Employee shall continue to vest pursuant to the terms of the applicable stock option award agreements and all incentive stock options held by Employee shall automatically convert into non-qualified stock options. In that case, at the time that Employee ceases to be a member of the Board of Directors, all options held by Employee shall vest in their entirety and shall be exercisable for a one year period after the date that Employee ceases to be a member of the Company's Board of Directors.

         All shares of stock of TheResidentClub, Inc., a Delaware corporation ("TRC"), held by Employee shall be transferred by Employee to TRC, and all options to purchase stock of TRC that are held by Employee shall be cancelled in exchange for TRC's cancellation of that certain Partially Non-Recourse Secured Note and Security Agreement (the "Note") in the original principal amount of $300,000 dated July 20, 2000 executed by Employee as maker payable to TRC. In addition, any shares of the Company's stock that may have been pledged by Employee as security for repayment of the Note, shall be returned to Employee.

         At the end of the Six-Month Period, if the parties have not otherwise agreed in writing, Employee's employment with the Company will be deemed to have been terminated by the Company in a "Termination Other Than For Cause" under the terms of the Agreement.

         All other terms of the Agreement shall remain in full force and effect.

         If you are in agreement with these terms, please sign this letter in the space provided below and return a copy to me.

                                     Sincerely,




                                     Donald Barlow
                                     President


Agreed:





Robert G. Solomon